Exhibit 99

July 29, 2014

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 218-2400

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES SECOND QUARTER 2014 EARNINGS

Wheeling, WV, July 29, 2014-First West Virginia Bancorp, Inc. (NYSE MKT: FWV) Interim President and Chief Executive Officer, William G. Petroplus, today announced second quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N.A., Wheeling, West Virginia.

The Company reported net income of $983,945 or $.57 per share for the six months ended June 30, 2014 compared to $795,752 or $.46 per share for the same period during 2013. The increase in net income for the six months ended June 30, 2014 as compared to the same period in 2013 of $188,193 or 23.6% was primarily the result of the increase in net interest income and noninterest income, offset in part by the increase in noninterest expense and the decrease in the income tax benefit. Net interest income increased $172,556 or 4.4%, primarily due to the increase in the interest earned on investment securities and the decrease in the interest expense paid on interest bearing liabilities, offset in part by the decrease in the interest and fees earned on loans. Noninterest income increased $186,480 or 35.4% primarily due to the increase in the net gains on sales of investment securities offset in part by the other-than-temporary losses on investments combined with the decrease in service charges and fees earned on deposit accounts and the decrease in other operating income. Noninterest expenses increased $154,201 or 4.1% during the six month period ended June 30, 2014 as compared to the same period in 2013 primarily due to increases in salary and employee benefits expenses, occupancy expenses, and other operating expenses. The ROA was .59% for the six months ended June 30, 2014 as compared to .53% for the same period of the prior year. For the six months ended June 30, 2014 compared to June 30, 2013, the ROE was 5.93% and 4.94%, respectively.

For the second quarter of 2014, net income was $537,689 or $.31 per share as compared to $414,415 or $.24 per share for the same period in 2013. The increase in net income for the three months ended June 30, 2014 as compared to the same period in 2013 of $123,274 or 29.7% was primarily the result of the increase in net interest income and noninterest income, offset in part by the increase in noninterest expense and the decrease in the income tax benefit. Net interest income increased $43,923 or 2.2% primarily due to the increase in the interest earned on investment securities and the decrease in the interest expense paid on interest bearing liabilities, offset in part by the decrease in the interest and fees earned on loans. Noninterest income increased $252,220 or 99.2% for the three months ended June 30, 2014 as compared to the same period of the prior year primarily due to the increase in the net gains on sales of investment securities, offset slightly by the decrease in other operating income and in service charges and fees earned on deposit accounts. Noninterest expense increased $134,395 or 7.1% during the three month period ended June 30, 2014 as compared to the same period in 2013 primarily due to the increases in salary and employee benefits expenses, occupancy expenses, and other operating expenses.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	June 30, 2014	December 31, 2013

AT PERIOD END
Total Assets	$335,349	$342,145
Total Deposits	275,730	285,877
Total Loans	94,445	93,402
Total Investment Securities	202,383	199,955
Shareholders’ Equity	34,087	30,790
Shareholders’ Equity Per Share of Common Stock	19.83	17.91

(Dollars in thousands, except share and per share data)	June 30, 2014	June 30, 2013

FOR THE THREE MONTHS ENDED
Net Income	538	414
Provision for Loan Losses	—	—
Earnings Per Share of Common Stock	.31	.24
Dividends Per Share of Common Stock	.20	.19
Return on Average Assets	.65%	.55%
Return on Average Equity	6.43%	5.11%

FOR THE SIX MONTHS ENDED
Net Income	984	796
Provision for Loan Losses	—	—
Earnings Per Share of Common Stock	.57	.46
Dividends Per Share of Common Stock	.40	.38
Return on Average Assets	.59%	.53%
Return on Average Equity	5.93%	4.94%

Weighted average shares outstanding	1,718,730	1,718,730

First West Virginia Bancorp, Inc. stock is traded on the NYSE MKT under the symbol “FWV.”